Exhibit 99.1

HERCULES OFFSHORE ANNOUNCES PRICING OF PUBLIC OFFERING

Houston, Texas, April 11, 2006—Hercules Offshore, Inc. today announced the pricing of a public offering of 8,000,000 shares of its common stock at $36 per share. Of the 8,000,000 shares offered, only 1,600,000 shares were offered by Hercules as newly issued shares of common stock, while the remaining 6,400,000 shares were offered by selling stockholders. Hercules expects to receive approximately $54.3 million of proceeds from the offering, net of underwriting fees and estimated expenses. Hercules intends to use the proceeds to repay debt and for other general corporate purposes.

The offering is expected to close on April 18, 2006, subject to customary closing conditions. Shares of Hercules common stock are listed on the NASDAQ National Market under the symbol “HERO.”

In addition, the selling stockholders have granted the underwriters an option to purchase up to an additional 1,200,000 shares currently held by the selling stockholders to cover over-allotments, if any.

Credit Suisse Securities (USA) LLC and Citigroup Global Markets Inc. are serving as joint bookrunning managers of the offering.

Copies of the final prospectus related to this offering may be obtained from the Prospectus Department of Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, NY 10010-3629, and from Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of Hercules, nor shall there be any sales of any such securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Hercules Offshore, based in Houston, Texas, provides shallow-water drilling and liftboat services to the oil and natural gas exploration and production industry. The Company currently owns a fleet of nine jackup rigs that can drill in maximum water depths ranging from 85 to 250 feet and a fleet of 46 liftboats with leg lengths ranging from 105 to 260 feet.

Statements regarding expected net proceeds, intended uses of proceeds, timing and other aspects of the offering, as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to general market conditions, market conditions in the financial markets, customary offering closing conditions and other factors detailed in the registration statement relating to these securities and Hercules’ filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

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